Exhibit 99.1

News

FOR IMMEDIATE RELEASE	Contact: Cathy Maloney, VP Investor Relations

                508-651-6650

                cmaloney@bjs.com

BJ’S WHOLESALE CLUB ANNOUNCES FIRST QUARTER EARNINGS

Company Updates 2008 Earnings Guidance

NATICK, MA—May 21, 2008—BJ’s Wholesale Club, Inc. (NYSE: BJ) today reported net income for the first quarter of 2008 of $17.2 million, or $.29 per diluted share. For the first quarter of 2007, the Company reported net income of $13.7 million, or $.21 per diluted share. Last year’s results included income of $0.6 million post-tax, or $.01 per diluted share, in connection with the closing of the Company’s in-club pharmacies.

The Company also announced that it expects to report earnings for fiscal 2008 in the range of $2.04 to $2.14 per diluted share, an increase of $0.06 versus prior guidance of $1.98 to $2.08 per diluted share.

Net sales for the first quarter of 2008 increased by 12.3% to $2.26 billion and comparable club sales increased by 9.6%, including a contribution from sales of gasoline of 3.9%. For the first quarter of 2007, net sales increased by 7.5% and comparable club sales increased by 2.3%, including a contribution from sales of gasoline of 1.4%.

During the first quarter, the Company purchased approximately 925,000 shares of BJ’s common stock at an average cost of $31.95 per share, or approximately $30 million, leaving approximately $145 million remaining under the current authorization as of May 3, 2008.

Conference Call Information for First Quarter Financial Results

As previously announced, at 8:30 a.m. Eastern Time today, BJ’s management plans to hold a conference call to review first quarter results and to discuss its outlook for the remainder of 2008. To access the webcast, visit www.bjsinvestor.com/medialist.cfm to hear the call live, or to listen to an archive of the call, which will be available for approximately ninety days following the call.

About BJ’s Wholesale Club

BJ’s introduced the wholesale club concept to New England in 1984, and has since expanded to become a leading warehouse club chain in the eastern United States. The Company currently operates 178 BJ’s Wholesale Clubs in 16 states. BJ’s press releases and filings with the SEC are available on the Internet at www.bjsinvestor.com.

Forward-Looking Statements

Statements contained in this press release, including earnings guidance, that are not purely historical are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements. Factors that may cause or contribute to such differences include, without limitation, levels of gasoline profitability, levels of customer demand, economic and weather conditions, state and local regulation in the Company’s markets, and competitive conditions and other factors discussed in the Company’s Annual Report on SEC Form 10-K for the fiscal year ended February 2, 2008. Any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

– See Attached Financial Tables –

BJ's Wholesale Club, Inc. and Consolidated Subsidiaries

STATEMENTS OF INCOME (Unaudited)

(Dollars in Thousands Except Per Share Amounts)

	Thirteen Weeks Ended
	May 3, 2008	May 5, 2007
Net sales	$2,258,911	$2,011,139
Membership fees and other	47,507	46,872

Total revenues	2,306,418	2,058,011

Cost of sales, including buying and occupancy costs	2,095,724	1,868,513
Selling, general and administrative expenses	181,113	165,051
Preopening expenses	532	1,294

Operating income	29,049	23,153
Interest income, net	121	245

Income from continuing operations before income taxes	29,170	23,398
Provision for income taxes	11,872	9,593

Income from continuing operations	17,298	13,805
Loss from discontinued operations, net of income taxes	(109)	(151)

Net income	$17,189	$13,654

Basic earnings per common share:
Income from continuing operations	$0.29	$0.21
Loss from discontinued operations	—	—

Net income	$0.29	$0.21

Diluted earnings per common share:
Income from continuing operations	$0.29	$0.21
Loss from discontinued operations	—	—

Net income	$0.29	$0.21

Number of common shares for earnings per share computations:
Basic	58,719,799	64,468,254
Diluted	59,638,296	65,524,573

BJ’s clubs in operation—end of period	177	173

BJ's Wholesale Club, Inc. and Consolidated Subsidiaries

CONDENSED BALANCE SHEETS (Unaudited)

(Dollars in Thousands)

	May 3, 2008	May 5, 2007
ASSETS
Current assets:
Cash and cash equivalents	$96,689	$83,965
Accounts receivable	115,210	97,615
Merchandise inventories	865,174	840,341
Current deferred income taxes	27,297	34,211
Prepaid expenses	28,702	26,773

Total current assets	1,133,072	1,082,905
Property, net of depreciation	867,385	892,778
Deferred income taxes	4,289	—
Other assets	22,377	22,801

TOTAL ASSETS	$2,027,123	$1,998,484

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current installments of long-term debt	$538	$502
Accounts payable	635,357	556,897
Closed store lease obligations	1,923	4,359
Accrued expenses and other current liabilities	288,056	283,263

Total current liabilities	925,874	845,021
Long-term debt, less portion due within one year	1,577	2,115
Noncurrent closed store lease obligations	10,108	13,975
Other noncurrent liabilities	109,883	101,840
Deferred income taxes	—	908
Stockholders’ equity	979,681	1,034,625

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,027,123	$1,998,484

BJ's Wholesale Club, Inc. and Consolidated Subsidiaries

CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

(Dollars in Thousands)

	Thirteen Weeks Ended
	May 3, 2008	May 5, 2007

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$17,189	$13,654
Provision for store closing costs	185	255
Depreciation and amortization	26,499	26,523
Share-based compensation expense	4,264	4,795
Deferred income taxes	(925)	(1,303)
Decrease in merchandise inventories, net of accounts payable	31,955	29,238
Decrease in closed store lease obligations	(484)	(877)
Other	(27,028)	(13,944)

Net cash provided by operating activities	51,655	58,341

CASH FLOWS FROM INVESTING ACTIVITIES
Property additions	(25,843)	(32,723)
Property disposals	67	50
Purchase of marketable securities	(245)	(608)
Sale of marketable securities	349	727

Net cash used in investing activities	(25,672)	(32,554)

CASH FLOWS FROM FINANCING ACTIVITIES
Excess tax benefit from exercise of stock options	627	830
Purchase of treasury stock	(33,621)	(15,729)
Proceeds from issuance of common stock	6,515	17,319
Repayment of long-term debt	(129)	(119)

Net cash provided by (used in) financing activities	(26,608)	2,301

Net increase (decrease) in cash and cash equivalents	$(625)	$28,088

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

1.	During last year’s first quarter ended May 5, 2007, the Company recorded pretax income of $1.0 million in connection with the closing of its in-club pharmacies. On a post-tax basis, this income was $0.6 million, or $.01 per diluted share.

2.	Certain amounts in the prior year’s financial statements have been reclassified for comparative purposes.